                                                                    EXHIBIT 99.2

[STEMCELLS LOGO]

COMPANY CONTACT                               INVESTOR RELATIONS
Martin McGlynn                                Ina McGuinness or Bruce Voss
Chief Executive Officer                       Lippert/Heilshorn & Associates
(650) 475-3100                                (310) 691-7100
                                              imcguinness@lhai.com

FOR IMMEDIATE RELEASE

             STEMCELLS RAISES $22.5 MILLION IN NEW EQUITY FINANCING

PALO ALTO, CALIF., OCTOBER 26, 2004 -- StemCells, Inc. (NASDAQ: STEM) announced today that it has entered into definitive agreements with institutional investors with respect to the registered direct placement of 7,500,000 shares of its common stock at a purchase price of $3.00 per share, for gross proceeds of approximately $22,500,000. C.E. Unterberg, Towbin, LLC and Shoreline Pacific, LLC served as placement agents for the transaction.

The transaction is expected to be consummated within the next few days following satisfaction of certain customary closing conditions contained in the definitive transaction agreements.

StemCells sold these shares under a shelf registration statement previously filed with and declared effective by the U.S. Securities and Exchange Commission.

ABOUT STEMCELLS INC.
StemCells, Inc. is a biotechnology company focused on the discovery, development and commercialization of stem cell-based therapies to treat diseases of the nervous system, liver, and pancreas. The Company's stem cell programs seek to repair or repopulate neural or other tissue that has been damaged or lost as a result of disease or injury. Further information about the Company is available on its web site at www.stemcellsinc.com.

Apart from statements of historical facts, the text of this press release constitutes forward-looking statements regarding, among other things, the future business operations of StemCells, Inc. ("the Company"). The forward-looking statements speak only as of the date of this news release. StemCells does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management's current views and are based on certain assumptions that may or may not ultimately prove valid. The Company's actual results may vary materially from those contemplated in the forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainties regarding the Company's ability to obtain the capital resources needed to continue its current research and development operations and to conduct the research, preclinical development and clinical trials necessary for regulatory approvals; the fact that the Company's stem cell technology is at the pre-clinical stage and has not yet led to the development of any proposed product; the uncertainty whether the Company will be able to file an IND in the time it projects and whether the FDA will permit it to proceed to clinical testing; the uncertainty whether the Company will achieve revenues from product sales or become profitable; uncertainties regarding the Company's obligations in regard to its former encapsulated cell therapy facilities in Rhode Island; and other factors that are described in Exhibit 99 to the Company's Annual Report on Form 10-K entitled "Cautionary Factors Relevant to Forward-Looking Statements."


                                      # # #